EXHIBIT 10.2
TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made and entered into this 6th day of July, 2023, by and between KELLY C. JANZEN (“Executive”) and BLUELINX CORPORATION, a Georgia corporation (“Company”). The term “Company,” when used in this Agreement, includes its parent, subsidiaries or affiliates (including specifically BlueLinx Holdings Inc.) and their respective predecessors, successors, and assigns. Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”
BACKGROUND:

    A.    Executive is employed as the Senior Vice President, Chief Financial Officer and Treasurer of Company. The terms of Executive’s employment are governed by that certain Employment Agreement dated March 2, 2020, by and among Company and Executive (the “Employment Agreement”).

    B.    Executive’s role as Senior Vice President, Chief Financial Officer and Treasurer of Company will terminate on the Transition Date (as defined below) and Executive’s employment with Company will terminate on the Termination Date (as defined below).

    NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    End of Employment; Transition. Executive’s employment with Company will terminate effective August 31, 2023 (the “Termination Date). Executive shall cease to serve as Senior Vice President, Chief Financial Officer and Treasurer of Company effective August 4, 2023 (the “Transition Date”) and shall thereafter provide transition services as contemplated in Section 2 below through the Termination Date. Until the Transition Date and except as otherwise stated herein, Executive’s employment will continue to be governed by this Agreement and the Employment Agreement; thereafter and through the Termination Date and except as otherwise stated herein, Executive’s employment will be governed by this Agreement. Though Executive shall remain employed with Company through the Termination Date, Executive shall no longer hold a corporate office or official position of any kind effective as of the Transition Date.

2.    Transition Services. Subject to Section 1, Executive will remain Senior Vice President, Chief Financial Officer and Treasurer of Company until the Transition Date and will perform such duties and functions in Executive’s normal capacity as Senior Vice President, Chief Financial Officer and Treasurer of Company. Thereafter and through the Termination Date, Executive shall remain an employee of Company and perform such transition services as Executive’s successor, Company’s President and Chief Executive Officer and/or Company’s Board of Directors (“Board”) shall reasonably request from time to time. From the Transition Date through the Termination Date, the provisions of Section 4 of the Employment Agreement shall continue to apply, except as modified by this Agreement.
3.    Future Cooperation. Executive agrees that until the Termination Date, Executive will cooperate with Company in the smooth transition of Executive’s duties. Executive further agrees that, notwithstanding the termination of Executive’s employment on the Termination Date, Executive upon reasonable notice by Company will be reasonably available to Company for the purposes of: (a) providing information regarding the projects and files on which

EXHIBIT 10.2
Executive worked for the purpose of transitioning such projects; (b) providing information regarding any other matter, file, project, customer and/or client with whom or with respect to which Executive was involved while employed by, or providing services to, Company; and (c) cooperating in the investigation and/or defense of any claims of which Executive may have knowledge, including, but not limited to providing truthful testimony. In the event Executive is subpoenaed by any person or entity to give testimony which in any way relates to Executive’s employment by Company, Executive agrees to provide prompt notice of such request to Company and will use Executive’s reasonable best efforts to make no disclosures until Company has a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. However, no notice shall be required if Executive is prohibited by law from providing such notice. Company shall promptly reimburse Executive for any reasonable expense that Executive incurs in connection with providing the cooperation called for under this Section 3.
4.    Consideration.
(a)    In exchange for Executive’s transition services contemplated in this Agreement, Executive’s confirmation of the continued effect of Executive’s restrictive covenants, Executive’s full release of Company from any and all Claims in the form of the release agreement attached as Exhibit A, and Executive’s agreement to perform the other duties and obligations of Executive contained herein, Company will, subject to ordinary and lawful deductions and Sections 4(b) and (c) below:

(i)    Pay to Executive two-thirds of Executive’s target fiscal year 2023 short-term incentive bonus under Company’s annual short term incentive plan; and
(ii)    Ensure that (a) 4,369 of Executive’s time-based restricted stock units that are scheduled to vest in 2024 based on Executive’s continued employment (and not any other possible vesting event) will vest on the Termination Date, and (b) 1,339 of Executive’s time-based restricted stock units that are scheduled to vest in 2025 based on Executive’s continued employment (and not any other possible vesting event) will vest on the Termination Date. For clarity, Executive shall forfeit all other outstanding restricted stock units (whether time-based or performance-based) on the Termination Date.
(b)    Notwithstanding anything else contained herein to the contrary, no payments shall be made or benefits delivered under this Agreement (other than payments required to be made by Company pursuant to Section 5 below) unless, within sixty (60) days after the Termination Date, (x) Executive has signed and delivered to Company a release agreement in the form attached hereto as Exhibit A (the “Release”), which has been signed by Executive no earlier than the Termination Date; and (y) the applicable revocation period under the Release has expired without Executive having elected to revoke the Release. The Release shall be effective as of the day following the expiration of the applicable revocation period without Executive having elected to revoke the Release (the “Release Effective Date”). The payment specified in Section 4(a)(i) above shall be paid in a lump sum in calendar year 2023 on the next regularly scheduled payroll date following the Release Effective Date. Executive agrees and acknowledges that Executive would not be entitled to the consideration described herein absent execution of the Release and expiration of the applicable revocation period without Executive having revoked the Release.

(c)    As a further condition to receipt of the benefits in Section 4(a) above, Executive acknowledges that these benefits are in lieu of any other amounts that Executive may claim to be owed to Executive upon the termination of Executive’s employment relationship with

EXHIBIT 10.2
Company, other than those specifically set forth in this Agreement, including without limitation any severance, notice rights, payments (including special or annual bonus), and other benefits, and other amounts to which Executive may be entitled under the Employment Agreement or the laws of Georgia or any other jurisdiction, and Executive agrees not to pursue or claim any of the payments, benefits or rights set forth therein.

(d)    If BlueLinx Holdings Inc. (“BHI”) is required to prepare an accounting restatement due to the material noncompliance of BHI with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), then, unless and to the extent that the Compensation Committee of BHI’s Board of Directors has made a determination in accordance with the then-current applicable listing standards of the New York Stock Exchange that recovery would be impracticable, Executive will promptly reimburse the Company, as applicable, for the amount of any related Erroneously Awarded Compensation. For purposes of this Agreement: (i) the term “Erroneously Awarded Compensation” means the difference between (A) the amount of all Incentive-Based Compensation received by Executive during the three completed fiscal years immediately preceding the Restatement Date, and (B) the amount of all Incentive-Based Compensation that otherwise would have been received by Executive had it been determined based on BHI’s financial results taking into account the Restatement, computed in each case without regard to any taxes paid, and it being understood that with respect to any Incentive Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in or following the Restatement, the amount will be based on a reasonable estimate of the effect of the Restatement on BHI’s stock price or total shareholder return upon which the Incentive-Based Compensation was received; (ii) the term “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure; (iii) the term “Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing BHI’s financial statements, and any measures that are derived wholly or in part from such measures, it being understood that stock price and total shareholder return are Financial Reporting Measures, and Financial Reporting Measures need not be presented within BHI’s financial statements or included in a filing with the Securities and Exchange Commission; and (iv) the “Restatement Date shall mean the earlier to occur of (A) the date BHI’s Board of Directors, a committee of BHI’s Board of Directors, or the officer or officers of the Company authorized to take such action if BHI Board of Directors action is not required, concludes, or reasonably should have concluded, that BHI is required to prepare a Restatement, or (B) the date a court, regulator, or other legally authorized body directs BHI to prepare a Restatement. If BHI is required to prepare an accounting restatement due to material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, to the extent required by law, Executive will reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received by Executive from the Company (including such compensation payable in accordance with this Section 4 and Section 6) during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying that financial reporting requirement, but only to the extent such compensation would not have been earned in accordance with such restated financials; and (ii) any profits realized by Executive from the improper or unlawful sale of BHI’s securities during that 12-month period. Further, Executive acknowledges and agrees that any bonus or other Incentive-Based Compensation received by Executive under this Agreement or any other agreement or arrangement with the Company is subject to BHI’s policy (as in effect and as may

EXHIBIT 10.2
be amended from time to time) providing for clawback or recovery of such amounts. Executive agrees that Executive shall be subject to any clawback or recovery of compensation policy adopted by BHI for purposes of giving effect to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any other requirement under any law, government declaration or stock exchange listing requirement and that any such policy shall expressly supersede this paragraph except to the extent provided otherwise in such policy.

5.    Other Benefits.
(a)    Nothing in this Agreement or the Release shall:

(i)    alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under any 401(k) plan established by Company;

(ii)    affect Executive’s right (if any) to elect and pay for continuation of Executive’s health insurance coverage pursuant to COBRA; or

(iii)    affect Executive’s right to payment for any accrued but unused paid time off.

(b)    Company shall pay Executive:

(i)    any base salary that accrues through the Termination Date and is unpaid as of the Termination Date; and

(ii)    any reimbursable expenses that Executive incurs before the Termination Date but are unpaid as of the Termination Date (subject to Company’s expense reimbursement policy).

(c)    Company shall continue to provide Executive with customary and appropriate Directors and Officers Liability Coverage for six (6) years following the Termination Date.
6.    Competitive Activity; Confidentiality; Non-Solicitation.
(a)    Executive acknowledges and agrees that, except as specifically set forth below, Section 7 of the Employment Agreement (and any related definitions) shall survive the termination of the Employment Agreement and the termination of Executive’s employment and are incorporated into this Agreement by reference. Executive hereby agrees to continue to abide by the obligations in Section 7 of the Employment Agreement, as amended hereby.
(b)    Confidential Information and Trade Secrets. Section 7(a)(i) of the Employment Agreement is hereby amended and restated as follows:
“(i)    Executive shall hold in a fiduciary capacity for the benefit of Company all Confidential Information and Trade Secrets. During Executive’s employment and for a period of two (2) years immediately following Executive’s termination of employment for any reason, Executive shall not, without the prior written consent of Company or as may otherwise be required by law or legal process, use, communicate or divulge Confidential Information other than as necessary to perform Executive’s duties for Company; provided, however, that if the Confidential Information is deemed a trade secret under Georgia law, then the period for nondisclosure shall continue for the applicable period under Georgia Trade Secret laws in effect at the time of

EXHIBIT 10.2
Executive’s termination. In addition, except as necessary to perform Executive’s duties for Company, during Executive’s employment and thereafter for the applicable period under the Georgia Trade Secret laws in effect at the time of Executive’s termination, Executive will not, directly or indirectly, transmit or disclose any Trade Secrets to any person or entity, and will not, directly or indirectly, make use of any Trade Secrets, for Executive or any other person or entity, without the express written consent of Company. This provision will apply for so long as a particular Trade Secret retains its status as a trade secret under applicable law. The protection afforded to Trade Secrets and/or Confidential Information by this Agreement is not intended by the parties hereto to limit, and is intended to be in addition to, any protection provided to any such information under any applicable federal, state or local law.
Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that:
An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.”
(c)    Non-Solicitation of Employees. Section 7(c)(i) of the Employment Agreement is hereby amended and restated as follows:
“(c)    Non-Solicitation of Employees. Executive understands and agrees that the relationship between the Company Group and each of its employees constitutes a valuable asset of the Company Group and may not be converted to Executive’s own use. Executive hereby agrees that, during Executive’s employment and for a period of two (2) years following termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any other Person, solicit or induce, or attempt to solicit or induce, any employee of the Company Group in the Restricted Territory to terminate their employment with the Company Group or, for a period of no more than six (6) months after a Company Group employee in the Restricted Territory is no longer employed by any member of the Company Group, to enter into employment with any other Person that is in competition with the Company Group.”
(d)    Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings.
“Confidential Information” means knowledge or data relating to Company that is not generally known to persons not employed or otherwise engaged by Company, is not generally disclosed by Company, and is the subject of reasonable efforts to keep it confidential. Confidential Information includes, but is not limited to, information regarding product or service cost or pricing, information regarding personnel allocation or organizational structure,

EXHIBIT 10.2
information regarding the business operations or financial performance of Company, sales and marketing plans, and strategic initiatives (independent or collaborative), information regarding existing or proposed methods of operation, current and future development and expansion or contraction plans, sale/acquisition plans and non-public information concerning the legal or financial affairs of Company. Confidential Information does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition is not intended to limit any definition of confidential information or any equivalent term under applicable federal, state or local law.
“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
“Trade Secrets” means all secret, proprietary or confidential information regarding Company or any of their respective subsidiaries and affiliates or that meets the definition of “trade secrets” within the meaning set forth in O.C.G.A. § 10-1-761.”
7.    Construction of Agreement and Venue for Disputes. This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party. This Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The existence of any claim or cause of action by Executive against Company, including any dispute relating to the termination of Executive’s employment or under this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.
8.    Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.
9.    Return of all Property and Information of Company. Executive agrees to return all property of Company on or before the Termination Date. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company or any subsidiary thereof to Executive or which Executive has developed or collected in the scope of Executive’s employment related to Company as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by Company, Executive shall certify in writing that Executive has complied with this provision and has deleted all information of Company from any computers or other electronic storage devices owned by Executive. Executive may only retain information relating to Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns.

EXHIBIT 10.2
10.    No Harassing or Disparaging Conduct.
(a)    Executive further agrees and promises that Executive will not engage in, or induce other Persons to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Company, the activities of Company, or the Releasees at any time in the future. Executive understands that this non-disparagement provision does not apply on occasions when Executive testifies or gives evidence to a court or other governmental authority and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. Nothing in this non-disparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law.
(b)    Company agrees to instruct the executive officers of Company not to engage in, or induce other Persons to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Executive at any time in the future.  Notwithstanding the foregoing, Company will not be liable for any unauthorized statements made by any other employee of Company, and nothing in this Section 10(b) may be used to penalize Company for any officer or employee providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or governmental agency of competent jurisdiction.
11.    No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Agreement and the enclosed Release.
12.    Entire Agreement. This Agreement, the Release, and Section 7 of the Employment Agreement (which are incorporated herein by this reference), contain the entire agreement and understanding concerning the subject matter hereof between the Parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both Parties hereto. No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. Notwithstanding the foregoing, the Employment Agreement will remain in effect until the Transition Date to the extent the terms of the Employment Agreement are not inconsistent with the terms of this Agreement and, if inconsistent, the terms of this Agreement will control.
13.    Further Assurance. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.
14.    No Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

EXHIBIT 10.2
15.    Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.
16.    Indemnification. Company understands and agrees that any indemnification obligations under its governing documents or any indemnification agreement between Company and Executive with respect to Executive’s service as an officer of Company remain in effect and survive the termination of Executive’s employment under this Agreement as set forth in such governing documents or indemnification agreement; provided, however, that Company’s indemnification obligations shall not include the amount of any Erroneously Awarded Compensation.

17.    Nonqualified Deferred Compensation.
(a)    Any payment or benefit provided pursuant to or in connection with this Agreement is intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. If any payment or benefit provided pursuant to or in connection with this Agreement is considered to be deferred compensation subject to Section 409A, it shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. Executive and Company agree that Executive’s termination of employment is an involuntary separation from service under Section 409A.
(b)    Neither Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A (including any transition or grandfather rules thereunder).
(c)    Because Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i), any payments or benefits provided pursuant to or in connection with Executive’s “Separation from Service” (as determined for purposes of Section 409A) that constitute deferred compensation subject to Section 409A shall not be made until the earlier of (i) Executive’s death or (ii) six months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A. Payments otherwise due to be made in installments or periodically during the 409A Deferral Period (“Delayed Payments”) shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. Any benefits subject to the rule may be provided under the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to Executive as soon as the 409A Deferral Period ends.
(d)    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A.

EXHIBIT 10.2
(e)    If any payment or benefit under this Agreement is subject to and not exempt from Section 409A and is contingent on the delivery of a release by Executive and could occur in either of two years, the payment will be made or the benefit will be delivered in the subsequent year.
(f)    To the extent that any reimbursement by Company to Executive of expenses under Section 4(a)(iv) of this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”), (i) if not sooner paid by Company as specified in Section 4 of this Agreement, Executive must request the Reimbursement no later than 90 days following the date on which Executive incurs the corresponding expense; (ii) subject to any shorter time period provided in Section 4 of this Agreement, Company must make the Reimbursement to Executive on or before the last day of the calendar year following the calendar year in which Executive incurred the eligible expense; (iii) Executive’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) the period during which Executive may incur expenses eligible for Reimbursement is limited to the twelve (12) month period specified in Section 4(a)(iv) of this Agreement.
(g)    Notwithstanding any other provision of this Agreement, Company shall not be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Section 409A. Executive shall be solely responsible for the tax consequences with respect to any payment or benefit provided pursuant to or in connection with this Agreement, and in no event shall Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.
18.    Counterparts. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, with the same effect as if the Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument, with original signature, photocopy signature, fax signature, or electronic signature permitted and accepted.
19.    Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.
[signatures on following page]

EXHIBIT 10.2
IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute this Agreement as of the day and year first above written.
“Executive”

/s/ Kelly C. Janzen
Kelly C. Janzen

“Company”

BLUELINX CORPORATION

By:     /s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: President and Chief Executive Officer

EXHIBIT 10.2
EXHIBIT A
RELEASE
In consideration for the undertakings and promises set forth in that certain Transition Agreement, dated as of July 6, 2023 (the “Agreement”), between KELLY C. JANZEN (“Executive”) and BLUELINX CORPORATION (“Company”), the terms of which are incorporated herein by reference, Executive (on behalf of Executive and Executive’s heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its parent and current and former subsidiaries and affiliates and their respective current and former officers, directors, employees, agents, insurers, benefit plans, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees based upon facts occurring up to the time Executive executes this Agreement, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:
(a)    arising from or in connection with Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;
(b)    arising out of or relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;
(c)    based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, 42 USC § 1981, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act (as any of these laws may have been amended), or any other similar labor, employment or anti-discrimination law under state, federal or local law;
(d)    based on any contract, tort, whistleblower, personal injury, wrongful discharge theory or other common law theory; or
(e)    arising under the Agreement or any written or oral agreements between Executive and Company or any of Company’s subsidiaries or affiliates (other than the Agreement).
Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Executive does not know or suspect to exist in Executive’s favor at the time Executive signs this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims.
Except as otherwise set forth herein, Executive covenants not to sue or initiate any claims in any forum against any of the Releasees on account of or in relation to any Released Claim, or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any

EXHIBIT 10.2
administrative proceedings which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local. This provision does not prohibit Executive from filing a lawsuit challenging the validity of Executive’s waiver of claims under the ADEA.
Notwithstanding anything herein to the contrary, Company and Executive acknowledge and agree that the above release does not waive any rights or claims that may arise based on facts or events occurring after the date of Executive’s execution of this Agreement, nor does it serve to waive any rights or claims that are precluded from being waived by applicable law.
Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.
In addition, Executive agrees not to file a lawsuit asserting any claims that are waived in this Agreement. If Executive files such a lawsuit, Executive shall pay all costs incurred by Releasees (or any of them), including reasonable attorney’s fees, in defending against Executive’s claim, and, as a precondition to filing any such lawsuit, shall return all but $500.00 of the severance benefits or payments Executive has received. The preceding two sentences of this paragraph do not apply if Executive files a charge or lawsuit under the Age Discrimination in Employment Act (“ADEA”) challenging the validity of this Agreement. However, in the event any such ADEA lawsuit is unsuccessful, a court may order Executive to pay attorney’s fees and/or costs incurred by Releasees (or any of them) where authorized by law. In the event any such ADEA lawsuit is successful, the severance benefits or payments Executive received for signing this Agreement shall serve as restitution, recoupment, or setoff to any monetary award received by Executive.
Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company or any Releasee, and Executive forever waives any interest in or claim of right to any future employment by Company or any Releasee. Executive further covenants not to apply for future employment with Company or any Releasee, or to otherwise seek or encourage reinstatement.
By signing this Agreement, Executive certifies that:
(a)    Executive acknowledges and agrees that Executive’s waiver of rights under this Agreement is knowing and voluntary and complies in full with all criteria set forth in the regulations promulgated under the Older Workers Benefit Protection Act for release or waiver of claims under the Age Discrimination in Employment Act and further complies in full with the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any and all other applicable federal, state and local laws, regulations, and orders;
(b)    Executive has carefully read and fully understands the provisions of this Agreement;

EXHIBIT 10.2
(c)    That the payment referred to in this Agreement and the Agreement exceeds that to which Executive would otherwise have been entitled, and that the actual payment is in exchange for Executive’s release of the claims referenced in this Agreement;
(d)    Executive is advised via this Agreement, to consult with an attorney before signing this Agreement;
(e)    Executive understands that any discussions he may have had with counsel for Company regarding Executive’s employment or this Agreement does not constitute legal advice to Executive and that Executive has had the opportunity to retain Executive’s own independent counsel to render such advice;
(f)    Executive understands that this Agreement and the Agreement FOREVER RELEASE Company and all other Releasees to the extent set forth above, except that Executive is not releasing or waiving any claim under the Age Discrimination in Employment Act that may arise after Executive’s execution of this Agreement;
(g)    In signing this Agreement, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise, and Executive agrees that this Agreement will be interpreted and enforced in accordance with Georgia law;
(h)    Company hereby allows Executive no less than twenty-one (21) days from Company’s final offer to consider this Agreement, and he has had sufficient time to consider Executive’s decision to enter into this Agreement. In the event Executive executes this Agreement prior to the expiration of the aforesaid 21-day period, he acknowledges that Executive’s execution of this Agreement before the expiration of the 21-day period was knowing and voluntary and was not induced in any way by Company or any other person or entity; and
(i)    Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.
Executive may revoke this Agreement within seven (7) calendar days after signing it. To be effective, such revocation must be delivered to and received in writing by the Chief People Officer of Company at the offices of Company at 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.
This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, with the same effect as if the Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument, with original signature, photocopy signature, fax signature, or electronic signature permitted and accepted.
IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth below.
“Executive”

EXHIBIT 10.2

Kelly C. Janzen
Dated: